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Genasense® Shown to Enhance the Anti-Lymphoma Activity of Velcade® and Rituxan®

Two New Preclinical Studies Address Schedule-Dependence of Synergistic Activity

BERKELEY HEIGHTS, NJ – December 5, 2004 —Genta Incorporated (Nasdaq: GNTA) announced that two new studies have shown that Genasense® (oblimersen sodium) Injection, the Company’s lead anticancer drug, showed synergistic activity with both bortezomib (Velcade®; Millennium Pharmaceuticals, Inc.) and rituximab (Rituxan®; Genentech, Idec) in experimental models of B-cell non-Hodgkin’s lymphoma (NHL). The data were presented this weekend in sessions at the annual meeting of the American Society of Hematology (ASH) in San Diego, CA.

In the first study, investigators from Roswell Park Cancer Institute showed that Genasense or rituximab used alone significantly increased mean survival of mice implanted with NHL (by 130% and 170%, respectively, compared with untreated controls). Surprisingly, a treatment schedule of Genasense followed by rituximab yielded results similar to Genasense used alone, whereas a schedule of rituximab followed by Genasense increased mean survival by 240%. However, a schedule of concurrent treatment with Genasense and rituximab used together maximized the antitumor activity and increased mean survival by 400%.

In a second study, investigators from Memorial Sloan-Kettering Cancer Center and Roswell Park Cancer Institute collaborated on a study of Genasense plus bortezomib and cyclophosphamide using two models of experimental NHL. In the initial studies, the combination of Genasense (one dose pre-treatment, and 3 concurrent doses) plus bortezomib was superior to either agent used alone, and effectiveness of the combination was observed at one-quarter of the usual bortezomib dose. The Genasense/bortezomib combination was equivalent to treatment with high-dose cyclophosphamide, but none of the treatments were shown to be curative. However, the three drugs used together – but not any pair of drugs used alone - were found to be curative, but only when Genasense preceded cyclophosphamide, followed by bortezomib.

“Most prior studies of Genasense with standard chemotherapeutic agents have suggested that pre-

treatment with Genasense – rather than concurrent or subsequent treatment – maximizes the chemosensitizing activity,” said Dr. Bob Brown, Genta’s Vice President, Research and Technology. “These two studies present compelling information that the newer generation of highly targeted agents also synergize with Genasense, but also that they require careful testing for schedule-dependency in order to maximize the anticancer activity.”

About Genasense

Genasense inhibits production of Bcl-2, a protein made by cancer cells that is thought to block chemotherapy-induced apoptosis (programmed cell death). By reducing the amount of Bcl-2 in cancer cells, Genasense may enhance the effectiveness of current anticancer treatments. Genta is pursuing a broad clinical development program with Genasense evaluating its potential to treat various forms of cancer.

About Genta

Genta Incorporated is a pharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. The Company’s research platform is anchored by two major programs that center on oligonucleotides (RNA and DNA-based medicines) and small molecules. Genasense® (oblimersen sodium) Injection, the Company's lead compound from its oligonucleotide program, is currently undergoing late-stage, Phase 3 clinical testing. The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of patients with cancer-related hypercalcemia that is resistant to hydration. For more information about Genta, please visit our website at: www.genta.com.

Genta Forward Looking Statement

This press release contains forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company’s Annual Report/Form 10-K for 2003.